EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
12/08/09	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S REPORTS GLOBAL COMPARABLE SALES
 INCREASE FOR NOVEMBER

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales increased 0.7% in November.  Performance by segment was as follows:

•	U.S. decreased 0.6%
•	Europe up 2.5%
•	Asia/Pacific, Middle East and Africa decreased 1.0%

      "Customers continue to find what they want at McDonald’s – menu variety, convenient locations and compelling value," said Chief Executive Officer Jim Skinner.  "We remain focused on growing market share with a disciplined pricing strategy to provide great tasting food at an affordable price."
      In November, U.S. comparable sales decreased slightly amidst the sluggish economy but remained among the best in the industry.  McDonald’s combination of core, value and premium menu options continues to resonate with consumers and supported the month’s results.
     In Europe, comparable sales rose for the month driven by the U.K. and France, somewhat offset by performance in Germany.  Europe’s continued focus on fourth-tier menu development, premium product innovation and daypart expansion contributed to November’s results.
     November comparable sales in Asia/Pacific, Middle East and Africa (APMEA) declined against the robust 13.2% performance delivered in the prior year.  Australia remained strong but was more than offset by Japan and continued weakness in China.  Ongoing emphasis on the core menu, branded affordability, breakfast and convenience continue to be key drivers of the McDonald’s experience in APMEA.
     Systemwide sales rose 10.1%, or 2.3% in constant currencies, for the month.

     In addition, in 4Q09 the Company expects to record approximately $85 million of after tax income, a roughly $0.08 per share benefit, primarily due to the resolution of certain liabilities retained in connection with the 2007 Latin America developmental license transaction.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended November 30,	2009	2008	Reported	Currency
McDonald's Corporation	0.7	7.7	10.1	2.3
Major Segments:
U.S.	(0.6)	4.5	0.1	0.1
Europe	2.5	7.8	18.9	4.5
APMEA*	(1.0)	13.2	15.5	1.9

Year-To-Date November 30,
McDonald's Corporation	3.9	7.1	1.7	5.8
Major Segments:
U.S.	2.8	3.9	3.7	3.7
Europe	5.2	8.8	(3.4)	7.4
APMEA*	3.6	9.3	7.7	7.3
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays and weekend days can impact our reported comparable sales.  In November 2009, this calendar shift/trading day adjustment consisted of one less Saturday and one more Monday compared with November 2008.  The resulting adjustment varied by area of the world, ranging from approximately -0.9% to -1.7%.  In addition, the timing of holidays can also impact comparable sales.

Upcoming Communication

     McDonald’s tentatively plans to release fourth quarter results before the market opens on January 22, 2010 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter on www.investor.mcdonalds.com.

     McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries.  About 80% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements

     This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

# # #